Exhibit 10.6

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of this October 1, 2004 by and between Central European Distribution Corporation, Inc. a Delaware corporation (the “Company”), and James Archbold (“Employee”).

WHEREAS, the Company desires to employ the “Employee”, and the “Employee” desires to be employed by the Company, on the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, the parties hereto agree as follows:

1. Employment.

On the terms and conditions set forth in this Agreement, the Company agrees to employ the Employee and the Employee agrees to be employed by the Company for the term set forth in Section 2 hereof and in the position and with the duties set forth in Section 3 hereof.

2. Term

The employment of the Employee by the Company as provided in Section 1 hereof shall commence on October 1, 2004 and end on September 30, 2007.

3. Position and Duties.

The Employee shall serve as Vice President, Company Secretary and Director of Investor Relations. The Employee shall devote the Employee’s reasonable best efforts and substantially full business time to the performance of the Employee’s duties and the advancement of the business and affairs of the Company.

4. Place of Performance.

In connection with the Employee’s employment by the Company, the Employee shall be based at the principal executive office of the Company, which the Company retains the right to change in its discretion, or such other place as the Company and the Employee mutually agree.

5. Compensation.

5 (a) Annual gross base salary

The Employee shall be paid an annual gross base salary (the “Salary”) in line with following schedule:

1.	1st year	$ 105 000 USD from October 1, 2004 – September 30, 2005

2.	2nd year	$ 110 000 USD from October 1, 2005 – September 30, 2006

3.	3rd year	$ 115 000 USD from October 1, 2006 – September 30, 2007

5(b). Bonus

The Employee is entitled to receive cash bonus in the amount of 50 000 USD per year as part of Executive Bonus Plan. Providing terms of the Bonus Plan are met 25 000 USD is guaranteed and be distributed by January 30th of each following year. The date of distribution the remaining 25 000 USD to be determined.

The Employee is entitled to receive acquisition bonus of Polmos Bialystok in the amount of 50 000 USD—as part of Executive Acquisition bonus plan. Distribution date will be determined.

5(c). Options

The Employee is entitled to receive 18 750 options annually granted on a one year lock up basis. Options will be issued on January 1st 2005, 2006, 2007.

5(d). Other benefits

The company will cover costs of :

•	Health care (in line with existing policy)

•	Dental care (in line with existing policy)

•	One off relocation grant of 8 000 USD

•	Yearly golf membership in the amount of 3 000 USD per year

5(c). Withholding Taxes and Other Deductions.

To the extent required by law, the Company and the Subsidiary shall withhold from any payments due Employee under this Agreement any applicable federal, state or local taxes and such other deductions as are prescribed by law or Company policy.

6. Holidays

The Employee is entitled to 5 (five) weeks of holidays per year.

7. Confidential information.

6(a). The Employee convenants and agrees that, the Employee will not ever, without the prior written consent of the Board or a person authorized by the Board, publish or disclose to any unaffiliated third party or use the Employee personal benefit or advantage any confidential information with respect to the Company’s or Subsidiary’s products, services, subscribers, suppliers, marketing techniques, methods or future plans disclosed to the Employee as a result of employment with the Company, to the extent such information has heretofore remained confidential (except for unauthorized disclosures) and except as otherwise ordered by a court of competent jurisdiction.

6(b). The Employee acknowledge that the restrictions contained in Section 6 (a) hereof are reasonable and necessary, in view of the nature of the Company’s business, in order to protect the legitimate interests of the Company, and that any violation thereof would result in irreparable injury to the Company. Therefore, the Employee agrees that in the event of a breach or threatened breach by the Employee of the provisions of Section 6 (a) hereof, the Company shall be entitled to obtain from any court of competent jurisdiction, preliminary or permanent injunctive relief restraining the Employee from disclosing or using any such confidential information. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach, including, without limitation, recovery of damages from the Employee.

6(c). The Employee shall deliver promptly to the Company on termination of employment, or at any other time, the. Company may so request, all confidential memoranda, notes, records, reports or other documents (and all copies thereof) relating to the Company’s and its affiliates business which the Employee obtained while employed.

7. Termination of Employment.

7(a). Notice of Termination.

Any termination of the Employee’s employment by the Company or the shall be communicated by written “Notice of Termination”.

7(b) Termination period

Both sides agree that termination period is 6 (six) months.

7(c). Date of Termination.

Date of termination is always the last day of the month.

8. Notices.

All notices, demands, requests or other communications required or permitted to be given or made hereunder shall be in writing and shall be delivered, telecopied or mailed by first class registered or certified mail, postage prepaid, addressed as follows;

(a) If to the Company

Central European Distribution Corporation (“CEDC)

1343 Main Street # 301

Sarasota, Florida 34236

USA

or

Warsaw, 02-690 (Poland)

Boskerska 66A

Attention:	William Carey
President

Jan Laskowski
Chairman Compensation Committee

(b) If to the Employee

James Archbold

_____________________________

_____________________________

_____________________________

or to such other address as my be designated by either party in a notice to the other . Each notice, demand, request or other communication that shall be given or made in the manner described above shall be deemed sufficiently given or made for all purposes at such times as it is delivered to the addressee (with the return receipt, the delivery receipt, the answer back or the affidavit of messenger being deemed conclusive evidence of such delivery) or at such time as delivery is refused by the addressee upon presentation.

9. Binding Effect.

Subject to any provisions hereof restricting assignment, this Agreement shall be binding upon the parties hereto and shall inure to the benefit of the parties and their respective heirs, devisees, executors, administrators, legal representatives, successors and assistants.

10. Headings.

Section and subsection headings contained in this Agreement are inserted for convenience of reference only, shall not be deemed to be a part of this Agreement for any purposes, and shall not in any way define or affect the meaning, construction or scope of any of the provisions hereof .

11. Governing Law.

This Agreement, the rights and obligations of the parties hereto, and any claims or disputes relating thereto, shall be governed by and constructed in accordance with the laws of Florida or any other jurisdiction as appropriate (but not including the choice of law rules thereof).

12. Entire Agreement.

This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and it supersedes all prior oral or written agreements, commitments or understanding with respect to the matters provided for herein.

13. Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement, or have caused this Agreement to be duly executed on their behalf, as of the day and year first hereinabove written.

CENTRAL EUROPEAN DISTRIBUTION CORPORATION

By:	/s/ William V. Carey
	Name:	William V. Carey
	Title:	President

By:	/s/ Jan Laskowski
	Name:	Jan Laskowski
	Title:	Chairman Compensation Committee

EMPLOYEE:

/s/ James Archbold
	Name:	James Archbold
Employee